Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600, extension 306

HAUPPAUGE DIGITAL REPORTS FISCAL 2007
FIRST QUARTER RESULTS
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Sales increase of 19% leads to record first quarter sales of $29.9 million.
Net income increase of approximately 116% drives record first quarter earnings
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HAUPPAUGE, NY - February 8, 2007 - Hauppauge Digital, Inc. (NASDAQ: HAUP), a leading developer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the first fiscal quarter ended December 31, 2006.

FIRST QUARTER RESULTS

Net sales were $29.9 million for the first quarter compared to $25.0 million for the previous year’s first quarter, an increase of approximately 19%. Sales increases in North America and Europe were the primary drivers for the sales increase.

Selling, general and administrative expenses increased by $421,153 for the first fiscal quarter of fiscal 2007 compared to 2006. Increases in sales related marketing expenses such as commissions and advertising due to higher sales plus higher compensation expenses were the primary reasons for the increase.

The Company recorded net income of $2,202,735 for the first quarter of fiscal 2007 compared to net income of $1,020,472 for the first quarter of fiscal 2006, an increase of approximately 116%. Basic net income per share for the first fiscal quarter of 2007 was $0.23 and diluted net income per share was $0.22, compared to basic net income per share of $0.11 and diluted net income per share of $0.10 for the first fiscal quarter of 2006.

DISCUSSION OF RESULTS

Ken Plotkin, Hauppauge’s Chief Executive Officer, stated “We are pleased with the record sales in this quarter, which is typically our seasonally best quarter of the year. The increase in sales was primarily driven by new products introduced during fiscal 2006, such as our WinTV-HVR-900 hybrid analog/digital TV receiver, the WinTV-NOVA-T digital “stick” and our quad format WinTV-HVR-4000 designed for the European market, plus our new WinTV-HVR-950 ATSC/NTSC “stick” and the WinTV-HVR-1600 dual format ATSC/NTSC TV receiver for North America. A larger proportion of higher margin products such as the WinTV-HVR-900 and WinTV-HVR-4000 contributed to the profitability increase in the quarter.

The Company believes that the gradual acceptance of upgrades to Microsoft’s new Vista operating system may impact our sales growth for the next few quarters. In addition, we expect that the next few quarters will see lower gross profit margins as our newer products, which contributed to our profitability increase in this quarter, become more main stream.”

ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe Sarl subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California. The Company’s Internet web site can be found at http://www.hauppauge.com.

This press release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, those set forth in our public reports filed with the Securities and Exchange Commission including, but not limited to, our Annual Report on Form 10-K for the year ended September 30, 2006, and our Form 10-Q for the quarter ended December 31, 2006 to be filed with the Securities and Exchange Commission) many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

[Financial Table Follows]

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended December 31,
	2006 Un-audited	2005 Un-audited
Net sales	$29,919,133	$25,044,990
Cost of sales	23,101,596	19,813,206
Gross profit	6,817,537	5,231,784

Selling, general and administrative expenses	3,802,223	3,381,070
Research & development expenses	753,445	794,001
Income from operations	2,261,869	1,056,713
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Other income:
Interest income	12,391	5,206
Foreign currency	12,027	964
Total other income	24,418	6,170
Income before income tax expense	2,286,287	1,062,883
Income tax expense	83,552	42,411
Net income	$2,202,735	$1,020,472

Net income per share
Basic	$0.23	$0.11
Diluted	$0.22	$0.10

Weighted average shares-basic	9,678,869	9,508,100
Weighted average shares-diluted	10,234,631	10,015,257

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2006 Un-audited	September 30, 2006

Assets:

Current Assets:
Cash and cash equivalents	$9,857,227	$9,020,941
Accounts receivables, net of various allowances	28,085,968	16,132,928
Inventories	12,649,471	9,905,746
Prepaid expenses and other current assets	839,848	895,223
Total current assets	51,432,514	35,954,838

Property, plant and equipment, net	616,760	612,311
Security deposits and other non current assets	84,491	83,239
	$52,133,765	$36,650,388

Liabilities and Stockholders’ Equity :

Current Liabilities:
Accounts payable	$23,518,087	$12,011,232
Accrued expenses -licensing fees	6,671,039	5,481,005
Accrued expenses	1,456,372	1,174,323
Income taxes payable	211,726	204,103
Total current liabilities	31,857,224	18,870,663

Stockholders' Equity
Common stock $.01 par value; 25,000,000 shares authorized
10,406,338 and 10,260,464 issued, respectively	104,063	102,605
Additional paid-in capital	14,543,945	14,222,890
Retained earnings	7,924,235	5,721,500
Accumulated other comprehensive income	(537,751)	(509,319)
Treasury Stock, at cost, 607,547shares	(1,757,951)	(1,757,951)
Total stockholders' equity	20,276,541	17,779,725
	$52,133,765	$36,650,388

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